EXHIBIT 99.1

DIGITAL ANGEL COMPLETES SALE OF MCMURDO UNIT

SO. ST. PAUL, MN (November 23, 2009) – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, said today that it has successfully completed the sale of its McMurdo unit. According to the final terms of the transaction, the Company has received approximately $8.8 million in cash from the purchaser, of which $1 million will be held in escrow for up to 12 months. Further details will be provided in a Form 8-K filing by the Company later this week.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

Contact:
Digital Angel
Jay McKeage
Phone: (651) 554-1564

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